Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Wag! Group Co.
San Francisco, CA

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-268620) of Wag! Group Co. of our report dated March 30, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Chicago, Illinois
March 30, 2023